Exhibit 5.1

MetaOptics Ltd

81 Ayer Rajah Crescent

#01-45

Singapore 139967

4 May 2026

MetaOptics Ltd

We have acted as Cayman Islands legal advisers to MetaOptics Ltd (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date relating to the initial public offering in the United States by the Company (the “Offering”) of certain American depositary shares (the “ADSs”) representing the ordinary shares of a par value of S$0.00000025 each in the Company (the “Ordinary Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 21 March 2025 and the certificate of incorporation on change of name of the Company dated 2 July 2025 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 27 June 2025 (the “Prior Memorandum and Articles”).

1.3	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 10 April 2026 (the “Current Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 19 March 2026 (the “Directors’ Resolutions”).

1.5	The certified extract of the minutes (the “EGM Minutes”) of the extraordinary general meeting of the Company held on 10 April 2026 (the “EGM”).

1.6	A certificate of good standing dated 1 April 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Company will have sufficient authorised but unissued Ordinary Shares in its authorised share capital to effect the issue of the Ordinary Shares at the time of issuance.

2.4	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

2.5	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.5 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.6	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinions

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is, and with effect immediately prior to the completion of the Offering of the ADSs representing the Ordinary Shares, will be S$50,000 divided into 200,000,000,000 ordinary shares of a par value of S$0.00000025 each.

3.3	The issue and allotment of the Ordinary Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation - Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation - Cayman Islands Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

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